Ameritas Life Insurance Corp. Logo
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                          One Ameritas Way/P.O. Box 81889/Lincoln, NE 68501-1889
                     (402) 467-1122 / (800) 745-6665 / Facsimile: (402) 467-7956


February 27, 1998

Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska  68501

Gentlemen:

This opinion is furnished in connection with the registration by Ameritas Variable Life Insurance Company of Nebraska of a flexible premium variable life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 2 to Registration Statement No. 333-14845 on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E-3(T), as interpreted at this time by the SEC staff. In my opinion:

     The illustrations of death benefits and cash values included in the section entitled "Illustrations of Death Benefits and Cash Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for male age 45, than to prospective purchasers of the Contract for other ages or for females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/Thomas P. McArdle
Thomas P. McArdle
Assistant Vice President and
Associate Actuary